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Exhibit 5.1

[O'MELVENY & MYERS LLP LETTERHEAD]

June 23, 2003

Vicuron Pharmaceuticals Inc.
455 South Gulph Road, Suite 305
King of Prussia, Pennsylvania 19406

  Re:
  Legality of Securities to be Registered Under
  Registration Statement on Form S-3

Ladies and Gentlemen:

        This opinion is delivered in our capacity as counsel to Vicuron Pharmaceuticals Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (No. 333-105921), as amended by that certain Amendment No. 1 to Registration Statement on Form S-3 filed on or about June 23, 2003 (as amended, the "Registration Statement"), including a prospectus (the "Prospectus" covering the shares of common stock, par value $0.001 per share ("Common Stock") and the associated rights (the "Rights" and, together with the Common Stock, the "Shares") to purchase shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, which are attached to all shares of Common Stock outstanding on or issued after June 28, 2001 pursuant to the Company's Shareholder Rights Plan, to be offered by the Company from time to time pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act of 1933, as amended, with a maximum aggregate public offering price of $80,500,000, as described in the Registration Statement. The Registration Statement provides that the Shares may be offered in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a "Prospectus Supplement") to the Prospectus.

        In connection with rendering this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Fourth Amended and Restated Certificate of Incorporation, as on file with the Secretary of State of the State of Delaware; the Company's Amended and Restated Bylaws, as amended and restated to the date hereof, as they appear in the minute book of the Company; and such other original instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

        Based upon the foregoing, we are of the opinion that (i) when the Shares are specifically authorized for issuance by the Company's Board of Directors or an authorized committee thereof (the "Authorizing Resolution"), (ii) upon receipt by the Company of the full consideration therefore as provided in the Authorizing Resolution, and (iii) upon the issuance of the Shares as described in the Registration Statement and a Prospectus Supplement that is consistent with the Authorizing Resolution, the Shares will be legally and validly issued, fully paid and nonassessable.

        We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof and any amendments thereto. This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purposes, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent

Very truly yours,

/s/ O'MELVENY & MYERS LLP

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  Exhibit 5.1